                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              ------------------

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                           (Amendment No. _______)*


                          Closure Medical Corporation
                        ------------------------------
                                Name of Issuer

                    Common Stock, par value $.01 per share
            ------------------------------------------------------
                        (Title of Class of Securities)

                                  189093 10 7
                              -------------------
                                 CUSIP Number





          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 6 pages

-----------------------                                  ---------------------
  CUSIP NO. 189093107                   13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      F. William Schmidt

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,476,919/1/

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          599,912/2/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,476,919/1/

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          599,912/2/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,076,831

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      25.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 189093107                   13G                PAGE 3 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Triangle Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Pennsylvania

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,246,945

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not Applicable
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,246,945

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not Applicable
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,246,945

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      18.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                            FOOTNOTES TO COVER PAGE
                                OF SCHEDULE 13G
                             ---------------------

                              F. WILLIAM SCHMIDT


     1. 2,246,945 of the shares are held by Triangle Partners, L.P., a limited partnership of which Mr. Schmidt is the sole general partner, and Mr. Schmidt is deemed to have sole voting and investment power for such shares. Excludes 50,000 shares held by Mr. Schmidt's spouse.

     2. The shares are held by OMI Partners, L.P., a limited partnership of which Mr. Schmidt and his brother, Mr. Rolf D. Schmidt, are the sole general partners, and the Schmidts are deemed to share voting and investment power for such shares. Excludes 56,350 shares held by Mr. Schmidt's spouse. Mr. F. William Schmidt disclaims the existence of a group with Mr. Rolf D. Schmidt.



                               Page 4 of 6 pages
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                                 SCHEDULE 13G

     Item 1.   (a)  Name of Issuer:  Closure Medical Corporation, a Delaware
                    --------------
corporation (the "Company")

               (b)  Address of Issuer's Principal Executive Offices:  5265
                    -----------------------------------------------
Capital Boulevard, Raleigh, North Carolina 27616

     Item 2.   (a)  Name of Person Filing:  F. William Schmidt and Triangle
                    ---------------------
Partners, L.P.

               (b)  Address of Principal Business Office or, if none, Residence:
                    -----------------------------------------------------------
534 Ridge Avenue, Ephrata, Pennsylvania 17522 for Mr. Schmidt and for Triangle Partners, L.P.

               (c)  Citizenship:  Mr. Schmidt is a United States citizen and
                    -----------
Triangle Partners, L.P. is a Pennsylvania limited partnership

               (d)  Title of Class of Securities:  Common Stock, par value $.01
                    ----------------------------
per share ("Common Stock")

               (e)  CUSIP Number:  189093 10 7
                    ------------

     Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13d-
               -------------------------------------------------------------
2(b), check whether the person filing is a:  N/A
------------------------------------------

     Item 4.   Ownership.  For information concerning the ownership of Common
               ---------
Stock of the Company by Mr. Schmidt, see Items 5 through 9 and 11 of the cover pages to this Schedule 13G and the footnotes thereto

     Item 5.   Ownership of Five Percent or Less of a Class.  N/A
               --------------------------------------------

     Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
               ---------------------------------------------------------------
N/A

     Item 7.   Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
Acquired the Security Being Reported on By the Parent Holding Company.  N/A
---------------------------------------------------------------------

     Item 8.   Identification and Classification of Members of the Group.  N/A
               ---------------------------------------------------------

     Item 9.   Notice of Dissolution of Group.  N/A
               ------------------------------

     Item 10.  Certification.  N/A
               -------------

                               Page 5 of 6 pages
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                                   Signature
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 5, 1997
--------------------------
Date



/s/ F. William Schmidt                  TRIANGLE PARTNERS, L.P.
--------------------------
Signature



F. William Schmidt                      /s/ F. William Schmidt
--------------------------              -------------------------------
Name                                    F. William Schmidt
                                        General Partner



                               Page 6 of 6 pages